Exhibit 99.1
Riviera Holdings Corporation
2901 Las Vegas Boulevard South
Las Vegas, NV 89109
Investor Relations:  (800) 362-1460
TRADED: AMEX – RIV
www.theriviera.com

FOR FURTHER INFORMATION:
AT THE COMPANY:	INVESTOR RELATIONS CONTACT:
Phil Simons, CFO	Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice	(208) 241-3704 Voice
(702) 794-9442 Fax	(208) 232-5317 Fax
Email: psimons@theriviera.com	Email: betsytruax_hartman@msn.com

FOR IMMEDIATE RELEASE:

RIVIERA HOLDINGS SIGNS DEFINITIVE AGREEMENTS WITH TWO INVESTOR GROUPS

LAS VEGAS, NV – November 19, 2008 – Riviera Holdings Corporation (AMEX: RIV) today announced that it has signed definitive agreements with two existing shareholders enabling them to increase their holdings to up to 15% of the Company’s outstanding common stock.

Under the agreements, which are separate but substantially identical, Plainfield Special Situations Master Fund Limited and Desert Rock Enterprises LLC, each of whom currently own under 10% of the Company’s outstanding shares, may acquire common stock from Riviera or from a seller or sellers other than the Company.

Among other things, the agreements provide for:  the waiver of the Company’s voting limitation set forth in its Articles of Incorporation; an agreement by both Plainfield and Desert Rock not to acquire over 15% of Riviera’s common stock, unless approved by the Company’s Board of Directors; a standstill agreement which ends on either the day following the Company’s 2010 annual stockholders’ meeting, September 1, 2010, or the ending of any period during which another investor is subject to a similar standstill, whichever comes first; and that Plainfield and Desert Rock obtain any approvals that may be required from the Nevada and Colorado gaming authorities in connection with any acquisition.

Riviera has no plans at the present time to issue and sell any shares of its common stock to either Plainfield or Desert Rock.

About Riviera Holdings:
Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.

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